Exhibit 23.5

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Redwire Corporation 2021 Omnibus Equity Incentive Plan and Redwire Corporation 2021 Employee Stock Purchase Plan to the use of our report dated April 23, 2021, with respect to the financial statements of Roccor, LLC as of December 31, 2019 and 2018 and for the years then ended included in Redwire Corporation’s Prospectus (No. 333-259755) relating to Redwire Corporation’s Registration Statement on Form S-1 as amended (No. 333-259755) originally filed with the Securities and Exchange Commission on September 24, 2021.

/s/ Plante & Moran, PLLC

Denver, Colorado

November 1, 2021